Larry Pierce	Mindy Mills
Media Relations	Investor Relations
(713) 369-9407	(713) 369-9490
www.kindermorgan.com
KINDER MORGAN ENERGY PARTNERS
PRICES PUBLIC OFFERING OF COMMON UNITS
     HOUSTON, Nov. 3, 2005 — Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today announced it has priced the public offering of 2,600,000 common units representing limited partner interests at $51.75 per common unit. KMP has granted to the underwriter an option to purchase up to 390,000 additional common units to cover over allotments. The offering is being underwritten by Morgan Stanley.
     A written KMP prospectus and prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained from the following address:
Morgan Stanley
1585 Broadway
New York, NY 10036
     This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
     This news release includes forward-looking statements. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in the prospectus supplement and accompanying prospectus relating to the offering as filed with the Securities and Exchange Commission.
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